EXHIBIT 99.1

Qumu Announces Termination of Shareholder Rights Agreement

Minneapolis, MN – March 10, 2014 – Qumu Corporation (NASDAQ: QUMU), today announced that its rights agreement has been amended to accelerate the expiration date to March 21, 2014, effectively terminating the agreement as of that date. Shareholders are not required to take any action as a result of this expiration.

“In determining to terminate the rights agreement, the Board considered a number of factors, including current corporate governance practices, voting guidelines of proxy advisory firms, certain protective provisions of Minnesota state law and the fact that the Board retains the right to adopt a new agreement at a future date in the event of changed circumstances,” said Sherman Black, President and CEO. “The Board believes that terminating the rights agreement aligns our corporate governance practices with shareholder interests at this time.”

In connection with the expiration of the rights agreement, Qumu will be taking routine actions on and prior to the March 21, 2014 expiration date to voluntarily deregister the related preferred stock purchase rights under the Securities Exchange Act of 1934, and to delist the preferred stock purchase rights from The NASDAQ Stock Market. These actions are administrative in nature and will have no effect on Qumu’s common stock, which continues to be listed on The NASDAQ Stock Market under the symbol “QUMU.”

About Qumu Corporation

Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:

James Stewart, CFO

Qumu Corporation

952/683-7900